UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 8, 2014

Date of Report (Date of earliest event reported)

Chimerix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2505 Meridian Parkway, Suite 340
Durham, NC	27713
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 8, 2014, Kenneth I. Moch resigned as our President and Chief Executive Officer, effective April 9, 2014, and also resigned as a member of our Board of Directors, effective April 9, 2014.

(c) In connection with Mr. Moch’s resignation, on April 9, 2014, our Board of Directors appointed M. Michelle Berrey, M.D., M.P.H., age 47, to the position of President and Chief Executive Officer, effective immediately. Dr. Berrey will also retain her title as Chief Medical Officer, a position she has held since November 2012. From January 2007 to January 2012, Dr. Berrey served as Chief Medical Officer at Pharmasset, Inc., a company that focused on the development of nucleotide analogs for the treatment of hepatitis C. From January 2004 to January 2007, Dr. Berrey served as Vice President, Viral Diseases, Clinical Pharmacology & Discovery Medicine at GlaxoSmithKline, where she was responsible for the early development of compounds for the treatment of HIV, hepatitis viruses and hepatic fibrosis. Dr. Berrey earned a B.A. in English from Emory University, an M.D. from the Medical College of Georgia and an M.P.H. from Emory University. Dr. Berrey completed her internship and residency in Internal Medicine at the University of North Carolina, Chapel Hill, and was a Senior Fellow in Infectious Diseases at the University of Washington, Seattle, where she conducted research in HIV transmission and acute HIV infection. Dr. Berrey is board certified in internal medicine and infectious diseases.

In connection with Dr. Berrey’s promotion, based upon the recommendation of the Compensation Committee of our Board of Directors, on April 9, 2014, our Board of Directors (i) approved an increase in Dr. Berrey’s annual base salary from $364,000 to $440,000, (ii) approved an increase in Dr. Berrey’s performance-based bonus target percentage from 35% to 50% of her base salary and (iii) granted Dr. Berrey an option to purchase 140,000 shares of our common stock at an exercise price per share equal to $21.92, which was the closing price of our common stock on the date of grant. The shares subject to the stock option vest in equal monthly installments over four years.

Furthermore, as President, Chief Executive Officer and Chief Medical Officer, Dr. Berrey is entitled to the following severance benefits under our Officer Change in Control Severance Benefit Plan:

•	upon a covered termination that does not occur within thirty days prior to or thirteen months following a change of control transaction, Dr. Berrey is entitled to (i) payments equal to 15 months of base salary, (ii) accelerated vesting of all outstanding time-based stock options and other time-based stock awards as if Dr. Berrey had completed service for an additional 15 months, and (iii) payment of COBRA benefits for a period of 15 months; and
•	upon a covered termination that occurs within the thirty days prior to or thirteen months following a change of control transaction, Dr. Berrey is entitled to (i) payments equal to 18 months of base salary, (ii) accelerated vesting of all outstanding time-based stock options and other time-based stock awards as if Dr. Berrey had completed service for an additional 18 months, (iii) payment of COBRA benefits for a period of 18 months, (iv) a lump sum payment equal to her target bonus for the year of termination, and (v) 100% vesting of all outstanding stock options and other stock awards that are subject to performance-based vesting.

The press release announcing Dr. Berrey’s promotion and Mr. Moch’s resignation is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release of Chimerix, Inc. dated April 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: April 11, 2014
	By:	/s/ Timothy W. Trost
Timothy W. Trost
Senior Vice President, Chief Financial Officer and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Chimerix, Inc. dated April 9, 2014.